Significant Subsidiaries of Harmony Gold Mining Company Limited
As of June 30, 2003

Name of Subsidiary
Jurisdiction of
Incorporation
Percentage
Ownership
Type of
Ownership

Evander Gold Mines Limited

Republic of South Africa

100%

Direct

Randfontein Estates Limited

Republic of South Africa

100%

Direct

Harmony Gold Australia (Pty) Ltd

Australia

100%

Direct